Exhibit 99.1
Press Release Dated January 21, 2008

NEWS RELEASE
January 21, 2008

Farmers Capital Bank Corporation Announces 2007 Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported income from continuing operations of $15.6 million for the twelve months ended December 31, 2007, an increase of $2.0 million or 14.4% compared to $13.7 million reported for the twelve months ended December 31, 2006.  Basic and diluted income per share from continuing operations was $2.03 for the current twelve months, an increase of $.21 or 11.5% compared to $1.82 a year earlier.  For the three months ended December 31, 2007, income from continuing operations was $1.9 million, a decrease of $567 thousand or 22.5% compared to $2.5 million for the same period in 2006.  Basic and diluted income per share from continuing operations was $.26 for the current three months, a decline of $.06 or 18.8% compared to $.32 in the same three-month period a year ago.

Net income was $15.6 million for the twelve months ended December 31, 2007, a decrease of $5.7 million or 26.9% compared to $21.4 million reported for the same period in 2006. Basic and diluted net income per share was $2.03 for the current twelve months, a decrease of $.82 or 28.8% (basic) and $.81 or 28.5% (diluted) as compared to $2.85 and $2.84, respectively, a year earlier.  For the three months ended December 31, 2007, net income was $1.9 million, a decrease of $7.0 million or 78.2% compared to $8.9 million for the same period in 2006.  Basic and diluted net income per share was $.26 for the current three months, a decline of $.87 or 77.0% compared to $1.13 in the same three-month period a year ago.

In June 2006, the Company announced that it had entered into a definitive agreement to sell its former wholly-owned subsidiary, Kentucky Banking Centers, Inc. (“KBC”), based in Glasgow, Kentucky.  During the third quarter of 2006, the Company also committed to a plan of sale of the Bath County branches of its wholly-owned subsidiary Farmers Bank & Trust Company.  Both sales were closed during the fourth quarter of 2006. Prior period results included herein have been reclassified to conform to the current presentation which displays the financial position and operating results of KBC and Bath County as discontinued operations. These reclassifications had no effect on net income or shareholders’ equity.

Net interest income, the most significant component of the Company’s earnings, grew $689 thousand or 4.9% and $7.3 million or 14.4% in the current three and twelve-month periods compared to a year earlier. Net interest income in the quarterly comparison was lifted primarily by the balance sheet leverage transaction entered into during November 2007. In the annual comparison, the Citizens Bank of Jessamine County (“Citizens Bank”) acquisition that occurred during the fourth quarter of 2006 was a key driver of the current-year increase in net interest income.

The decrease in net income in the current three and twelve-month periods was driven primarily by the impact of prior-year discontinued operations and higher provisions for loan losses in the current year. Income from discontinued operations was $6.4 million and $7.7 million in the quarter and twelve-month periods of the prior year, including a net gain on disposals of $6.4 million recorded in the fourth quarter of 2006. The provision for loan losses was $3.2 million and $3.6 million in the current quarter and twelve-months, an increase of $2.4 million and $2.7 million compared to the same periods a year ago.

A sharp increase in the provision for loan losses in the fourth quarter of 2007 is reflective of higher levels of nonperforming loans, primarily nonaccrual loans. Nonperforming loans were $21.1 million at December 31, 2007 compared to $12.4 million and $4.3 million at September 30, 2007 and December 31, 2006, respectively. A significant amount of the increase in nonperforming loans in the current quarter compared to the third quarter of 2007 and the prior year-end is limited to a relatively small number of larger-balance credits. The $8.7 million increase in nonperforming loans at December 31, 2007 compared to September 30, 2007 is attributed almost entirely to two larger-balance nonaccrual real estate development credits. In the annual comparison, $15.9 million of the $16.7 million increase in nonperforming loans was driven by seven individual larger-balance nonaccrual credits, substantially all of which is secured by real estate. Although the Company believes that loan demand and credit quality overall remains healthy, the real estate development segment of the Company’s portfolio began to show deteriorating conditions, including a slowdown in demand, in certain parts of its banking market in the current quarter.

The allowance for loan losses was $14.2 million at December 31, 2007. As a percentage of net loans outstanding, the allowance for loan losses was 1.10% at year-end 2007 compared to .91% at September 30, 2007 and 1.00% at December 31, 2006. Net charge-offs for 2007 were $1.4 million, up $320 thousand or 29.1%; however, they remain near recent historical lows for the Company. Net charge-offs as a percentage of average net loans outstanding were .11% for the year ended December 31, 2007 compared to .10% at year-end 2006.

Noninterest income was $6.3 million and $24.2 million in the current quarter and twelve-month periods, an increase of $866 thousand or 16.0% and $3.7 million or 18.1% in the comparable periods of a year earlier. The increase in noninterest income for the quarter was due in large part by an additional $715 thousand attributed to the acquisition of the Military Allotment operation of PNC Bank, National Association that occurred during January, 2007. In the twelve-month comparison, the acquisition of Citizens Bank accounted for an additional $1.1 million due to the timing of the transaction since there was only three months of operations included in the prior year. Similarly, the Military Allotment acquisition accounted for an additional $3.3 million of noninterest income during the current twelve-month period since the acquisition occurred in the current year. The increase in fee income in the current twelve months from these acquisitions was the major factor that offset revenue declines in other line items from previously existing operations.

Noninterest expenses increased $285 thousand or 1.8% and $5.4 million or 10.2% in the current three and twelve-month periods compared to the same time periods a year earlier. An increase in the three-month comparison is mainly attributed to a $164 thousand or 24.0% increase in amortization expense which is related to the Military Allotment acquisition. Occupancy expense is up $82 thousand or 7.9% in the quarterly comparison due mainly to higher depreciation expense resulting from business expansion efforts. Higher noninterest expenses in the twelve-month comparison was led by higher personnel costs of $2.4 million or 8.4%, increased amortization expense of $1.4 million or 67.3%, and higher occupancy costs of $597 thousand or 16.3%. The acquisitions of Citizens Bank and the Military Allotment operations along with other business growth efforts were key drivers of the higher noninterest expenses in the current year.

Income from discontinued operations was $6.4 million or .81 per share and $7.7 million or 1.02 per share (diluted) for the three and twelve-month periods ended December 31 of the prior year. There were no discontinued operations in the current-year periods presented since all discontinued operations were disposed of during the fourth quarter of 2006.

At December 31, 2006, the Company adopted Statement of Financial Accounting Standards No. 158 for it postretirement benefit plans. During the fourth quarter of 2007 the Company learned that an actuarial error caused the amount recorded upon adoption to be incorrect. Accordingly, the Company’s stockholders equity, as presented in the accompanying financial information, has been revised to reflect the correct balance. This revision reduced total shareholders’ equity at December 31, 2006 by $1.4 million. There was no revision to the 2006 statement of income required. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 108, the Company’s consolidated balance sheet and statement of shareholders’ equity will be presented as revised in its 2007 Annual report on Form 10-K

Consolidated Financial Highlights1
(In thousands except per share data)
	Three Months Ended December31,		TwelveMonths Ended December31,
	2007	2006	2007	2006
Interest income	$29,850	$26,952	$114,257	$92,340
Interest expense	15,199	12,990	56,039	41,432
Net interest income	14,651	13,962	58,218	50,908
Provision for loan losses	3,209	793	3,638	965
Net interest income after provision for loan losses	11,442	13,169	54,580	49,943
Noninterest income	6,263	5,397	24,157	20,459
Noninterest expenses	15,820	15,535	58,823	53,377
Income from continuing operations before income tax expense	1,885	3,031	19,914	17,025
Income tax expense from continuing operations	(63)	516	4,287	3,360
Income from continuing operations	1,948	2,515	15,627	13,665
Income from discontinued operationsbefore income tax expense, including gain on sale of discontinued operations of $9,873 in 2006 columns		9,964		11,842
Income tax expense from discontinued operations, including income tax expense of $3,456 on gain on sale of discontinued operations		3,550		4,135
Income from discontinued operations		6,414		7,707
Net income	$1,948	$8,929	$15,627	$21,372

Per common share:
Income from continuing operations – basic	$.26	$.32	$2.03	$1.82
Income from discontinued operations – basic		.81		1.03
Net income per common share – basic	.26	1.13	2.03	2.85

Income from continuing operations – diluted	.26	.32	2.03	1.82
Income from discontinued operations – diluted		.81		1.02
Net income per common share – diluted	.26	1.13	2.03	2.84

Cash dividend declared	.33	.44	1.32	1.43

Weighted average shares outstanding – basic	7,382	7,884	7,706	7,511
Weighted average shares outstanding – diluted	7,382	7,904	7,706	7,526

			December 31, 2007	(revised) December 31, 2006
Cash and cash equivalents			$79,140	$156,828
Investment securities			546,477	334,273
Loans, net of allowance of $14,216(2007) and $11,999(2006)			1,277,769	1,185,837
Other assets			164,861	148,170
Total assets			$2,068,247	$1,825,108

Deposits			$1,474,097	$1,454,820
Federal funds purchased and other short-term borrowings			80,755	76,718
Securities sold under agreements to repurchase and other long-term borrowings			316,309	87,992
Other liabilities			28,595	28,515
Total liabilities			1,899,756	1,648,045

Shareholders’ equity			168,491	177,063
Total liabilities and shareholders’ equity			$2,068,247	$1,825,108

Consolidated Financial Highlights-continued[1]
(In thousands except per share data)
	December 31, 2007	(revised) December 31, 2006
End of period book value per share[2]	$22.82	$22.43
End of period share value	27.00	34.13
End of period dividend yield[3]	4.89%	3.87%

Averages for the twelvemonths ended December31,	2007	2006
Assets	$1,886,052	$1,603,638
Deposits	1,466,653	1,256,394
Loans, net of unearned interest	1,250,423	1,051,002
Shareholders' equity	175,921	160,968

Return on average assets	.83%	.85%
Return on average equity	8.88%	8.49%

1Discontinued operations have been excluded from the prior year amounts
2Represents total equity divided by the number of shares outstanding at the end of the period.
3Represents current annualized dividend declared (excluding special dividend of $.11 in 2006) divided by the end of period share value.